Exhibit (a)(5)(D)

GameStop Completes Acquisition of Geeknet
GRAPEVINE, TX - July 17, 2015 - GameStop Corp. (NYSE: GME) today announced the successful completion of its acquisition of Geeknet through a tender offer (the “Offer”) to purchase all outstanding shares of Geeknet, Inc. (formerly NASDAQ: GKNT) for $20.00 per share in cash, without interest thereon and less any applicable withholding taxes (the “Offer Price”). Following the completion of the Offer to purchase all outstanding shares of Geeknet for the Offer Price, GameStop acquired all remaining Geeknet shares through a merger without a vote or meeting of Geeknet’s stockholders pursuant to Section 251(h) of the General Corporation Law of the State of Delaware.
Paul Raines, chief executive officer of GameStop, stated, “This acquisition is another example of our on-going efforts to leverage our core competencies to diversify and expand into new and growing categories. The collectibles category is a rapidly growing segment and Geeknet provides us with a strong consumer brand, product development expertise and meaningful vendor partnerships, all of which position us to become the market leader. We welcome the Geeknet team and their ThinkGeek brand into the GameStop family of brands.”
At the acceptance time for the Offer, GameStop accepted for payment and paid for 5,924,629 shares, which were validly tendered and not withdrawn in the Offer, representing 86.38% of Geeknet’s outstanding shares, according to the depositary for the Offer.
At the effective time of the merger and subject to any perfected appraisal rights, all remaining shares of Geeknet common stock not tendered into the Offer were converted into the right to receive $20.00 in cash, without interest thereon and less any applicable withholding taxes, which is the same amount as paid in the Offer. As a result of the completion of the merger, Geeknet has become a subsidiary of GameStop. Geeknet’s common stock will no longer be listed on the NASDAQ Global Market.

About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 6,600 stores across 14 countries. The company’s consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; and Game Informer® magazine, the world’s leading print and digital video game publication. In addition, our Technology Brands segment includes our Simply Mac and Spring Mobile businesses. Simply Mac, www.simplymac.com, operates 71 stores, selling the full line of Apple products, including laptops, tablets, and smartphones and offering Apple certified warranty and repair services. Spring Mobile, http://springmobile.com, sells post-paid AT&T services and wireless products through its 410 AT&T branded stores and offers pre-paid wireless services, devices and related accessories through its 68 Cricket branded stores in select markets throughout the United States.

General information about GameStop Corp. can be obtained at the company’s corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

About Geeknet
Geeknet, Inc. (formerly NASDAQ: GKNT) is the parent company of ThinkGeek and ThinkGeek Solutions. ThinkGeek is the premier retailer for the global geek community. Since 1999, ThinkGeek has been creating a world where everyone can express their inner geek, embrace their passions, and connect with each other. ThinkGeek Solutions, which distributes video game-themed merchandise through licensed web-stores for the gaming community, joined our Geeknet family in August 2014. Our obsession is creating and sharing unique and authentic product experiences that stimulate our fans’ imaginations and fuel their geek core. We believe that there is a geek in everyone and that it should be celebrated. Want to learn more? Check out www.thinkgeek.com or www.geek.net.

Investor and Media Inquiries:
Matt Hodges
Vice President, Public and Investor Relations
GameStop Corp.
(817) 424-2130

Forward-Looking Statements
This release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. GameStop intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “outlook,” “guidance” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. Various factors could adversely affect GameStop’s operations, business or financial results in the future and cause its actual results to differ materially from those contained in the forward-looking statements. The forward looking statements contained herein include assumptions about GameStop’s operations, and certain plans, activities or events which we expect will or may occur in the future. Risks and uncertainties related to the transaction include the potential impact of the consummation of the transaction on GameStop’s relationships, including with employees, suppliers and customers. Please also refer to those factors discussed in detail in the “Risk Factors” section contained in GameStop’s Annual Report on Form 10-K for the year ended Jan. 31, 2015 filed with the SEC on March 30, 2015 and in its subsequently filed Form 10-Q. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. GameStop undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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